Exhibit 99.1

For Immediate Release

Press Release

Regeneron Announces Settlement of Patent Litigation with Genentech for U.S. Ophthalmic Sales of EYLEA™ (aflibercept) Injection

Tarrytown, NY (January 3, 2012) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced that the Company has entered into a non-exclusive license and partial settlement agreement (Agreement) with Genentech, Inc., a member of the Roche Group (SIX: RO, ROG; OTCQX: RHHBY) relating to U.S. ophthalmic sales of EYLEA™ (aflibercept) Injection.

Regeneron received a non-exclusive license to certain patents relating to VEGF receptor proteins, known as the Davis-Smyth patents, and other technology patents. The Davis-Smyth patents are the subject of patent litigation between Regeneron and Genentech now pending in the United States District Court, Southern District of New York. Patent litigation is continuing with respect to matters not covered by the Agreement.

Under the terms of the Agreement, Regeneron will make payments to Genentech based on U.S. sales of EYLEA through May 7, 2016. Regeneron will pay $60 million upon cumulative U.S. sales of EYLEA reaching $400 million. Regeneron will also pay royalties of 4.75% on cumulative U.S sales of EYLEA between $400 million and $3 billion and 5.5% on any cumulative U.S sales of EYLEA over $3 billion.

About Regeneron Pharmaceuticals
Regeneron is a fully integrated biopharmaceutical company that discovers, invents, develops, manufactures, and commercializes medicines for the treatment of serious medical conditions. Regeneron markets two products, ARCALYST® (rilonacept) Injection For Subcutaneous Use and EYLEA™ (aflibercept) Injection. Regeneron also has completed several Phase 3 studies and is conducting an additional Phase 3 clinical trial for the product candidate ZALTRAP® (aflibercept) Concentrate for Intravenous Infusion. Additional therapeutic candidates developed from proprietary Regeneron technologies for creating fully human monoclonal antibodies are in earlier stage development programs in rheumatoid arthritis and other inflammatory conditions, pain, cholesterol reduction, allergic and immune conditions, and cancer. Additional information about Regeneron and recent news releases are available on the Regeneron web site at www.regeneron.com.

Regeneron Forward-Looking Statement
This news release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron, and actual events or results may differ materially from these forward-looking statements. These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of EYLEA and Regeneron’s product candidates and research and clinical programs now underway or planned, the likelihood and timing of possible regulatory approval and commercial launch of Regeneron’s late-stage product candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize EYLEA and other products and drug candidates, competing drugs that may be superior to EYLEA and Regeneron’s products and drug candidates, uncertainty of market acceptance of EYLEA and Regeneron’s products and drug candidates, the possibility of EYLEA sales meeting or exceeding any of the cumulative U.S. sales targets triggering payments to Genentech described in this news release, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any license or collaboration agreement, including Regeneron’s agreements with Sanofi and Bayer HealthCare, to be canceled or terminated without any product success, and risks associated with third party intellectual property and pending or future litigation relating thereto. A more complete description of these and other material risks can be found in Regeneron's filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended September 30, 2011. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

Contact Information:

Michael Aberman, M.D.	Peter Dworkin
Investor Relations	Corporate Communications
914.847.7799	914.847.7640
michael.aberman@regeneron.com	peter.dworkin@regeneron.com